EXHIBIT 99.1

Bright Mountain Acquisition Corporation
Fact Sheet

B M A Q

T I C K E R

OTCQB

QUICK REFERENCE

Company: Bright Mountain Acquisition Corporation Ticker Symbol: BMAQ Shares Outstanding: 34,600,059 Website: www.BMAQ.com
BUSINESS SUMMARY

Bright Mountain Acquisition Corporation is a media and Internet company.

The company generates revenues from two segments, product sales and services which consists of advertising revenue and services.   The company has grown from one website in March, 2013 to 20 websites in July 2015.

Bright Mountain Acquisition Corporation is dedicated to providing “those that keep us safe” places to go online where they can do everything from stay current on news and events affecting them ,to look for jobs, share information, communicate with the public and buy products.

REVENUES

	Q1 2015	Q1 2014	FY2014	FY 2013
Product Sales	$261,724	$202,830	$1,050,394	$640,751
Revenue from Services	48,359	10,540	118,792	6,852
Total Revenue	$310,083	$213,370	$1,169,186	$647,603

BMAQ obtained approximately 44% of its advertising revenue for the three months ended March 31, 2015 from Google AdSense, a third party provider. The company's remaining 56% of advertising revenue was from direct advertising and subscriptions.

WEBSITES

➢ Bootcamp4me.com ➢ Bootcamp4me.org ➢ BMAQ.com ➢ BrightWatches.com ➢ CertifiedWolfHunter.com ➢ Coastguardnews.com ➢ Fdcareers.com ➢ Fireaffairs.com ➢ FireFightingNews.com ➢ Gopoliceblotter.com		➢ JQPublicblog.com ➢ Leoaffairs.com ➢ Popularmilitary.com ➢ Teacheraffairs.com ➢ Thebravestonline.com ➢ Thebright.com ➢ USMCLife.com ➢ Wardocumentaryfilms.com ➢ Welcomehomeblog.com ➢ 360fire.com

Website Traffic (Visits)
	Q1	Q2	Q3	Q4
2013	51,000	121,000	240,000	428,000
2014	1,475,000	2,048,000	4,110,000	5,509,000
2015	7,723,000	9,197,000

CONTACT INFORMATION

Headquarters		Investor Relations
6400 Congress Avenue, Suite 2050		Andrew Barwicki
Boca Raton, Florida 33487		516-662-9461
		andrew@barwicki.com

Financial and Operating Results for the First Quarter ended March 31, 2015

Highlights for the first quarter ended March 31, 2015 as compared to the first quarter in 2014:
➢ For the quarter ended March 31, 2015 total revenue increased 45% to $310,083, as compared to $213,370 for the same period last year.
➢ Product revenue increased 29% to $261,724, as compared to $202,830 for the same period last year.
➢ Advertising revenue increased 359% to $48,359, as compared to $10,540 for the same period last year.
➢ Gross profit was $121,973, up from $53,510 for the same period last year.
➢ Gross profit margins increased to 39%, up from 25% for the same period last year.
➢ Website traffic visits to our sites increased over 424% to 7,723,000 from 1,475,000 for the same period last year, as a result of organic growth and acquisitions.
➢ Net loss decreased to $334,206 from $359,263.

Additional information on our results for the three months ended March 31, 2015 can be found in our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission.

RECENT PRESS RELEASES (headlines and excerpts)

Bright Mountain Internet Properties Surpass Three Million Visitors During May 2015
Traffic Quadruples Since May 2014, Continues to Grow Across Portfolio of 20 Websites

June 17, 2015 – Bright Mountain Acquisition Corporation announced that the company’s portfolio of 20 websites surpassed the three million visitors threshold during May of 2015. The three million May 2015 visitors is more than four times the visitors in May, 2014.

Kip Speyer, Chief Executive Officer of Bright Mountain, commented, “We are continuing to broaden the reach of our websites’ content within the military and public safety online communities through our ever-growing portfolio of web-based portals. In addition, our ongoing effort to optimize these websites, making them more interesting and adding unique content, is delivering tangible results as evidenced by the four times growth of visitors in May, 2015 vs. May, 2014, with much of that growth coming organically. During the first quarter, website traffic exceeded 7.7 million visitors, setting a company record. Our user traffic is approximately 25% less than our visitor traffic.  With current market valuations being driven primarily by visitor traffic, we are optimistic about what the upward trend in our traffic portends for the valuation of our company.”

Bright Mountain Acquistion Corporation Acquires FireFightingNews.com
June 1, 2015 - Bright Mountain Acquisition Corporation has acquired www.FireFightingNews.com, an online publication which informs and educates Fire Fighting personnel about current challenges they face.

“Bright Mountain is pleased to report our third acquisition of 2015 in the military and public safety sector,” said Speyer. “We are quite happy about adding www.FireFightingNews.com to our growing list of web sites that serve members of the military and public safety audience while continuing our acquisition pace of adding a new website approximately every 6 to 8 weeks."

Bright Mountain Acquisition Corporation Acquires JQPublicBlog.com

Feb. 27, 2015 -- Bright Mountain Acquisition Corporation acquired www.JQPublicBlog.com, an online publication which informs and educates Air Force personnel about current challenges facing Airmen and the US Military.

“Bright Mountain is pleased to report our second acquisition of 2015 in the military sector,” said Speyer.  “We are quite happy about adding www.JQPublicBlog.com to our growing list of web sites that serve members of the military and public safety while continuing our acquisition pace of adding a new website approximately every 6 to 8 weeks."

JQPublicBlog.com brings a special focus to our growing list of web sites, which is targeted to Air Force issues and veterans and families of those who are serving. The site is known for its exceptionally high quality content and strong traffic growth rate and received nearly 1 million visits in 2014.

Bright Mountain Acquisition Corporation Acquires USMCLife.com

Jan. 15, 2015 -- Bright Mountain Acquisition Corporation acquired usmclife.com, an online publication which connects, inspires and educates Marine Corps families to help navigate military life easier.

USMC Life brings a unique focus to our growing list of web sites, which is targeted to Marine veterans and families of those who are serving. The site is known as a go-to resource and receives over 2 million page views a year; it also has more than 200,000 Facebook “likes.” Most families value USMC Life’s base guides the most, where they can discover insider information about various Marine Corps duty stations including local schools, military housing, area activities and more.

This Company Fact Sheet is distributed by Andrew Barwicki, Investor Relations. Contact Info: 516-662-9461 / andrew@barwicki.com. The information contained is neither an offer to sell nor a solicitation of an offer to buy any securities mentioned.  This Company Fact Sheet is an information publication and is considered investor relations and financial public relations material. All information regarding Bright Mountain Acquisition Corporation. is compiled from SEC Filings (U.S. Securities and Exchange Commission), press releases, conference calls, shareholder meetings, investment conferences, analyst reports, and/or senior management interviews. This document may contain “forward-looking statements”.

Bright Mountain Acquisition Corporation
Trading Symbol: BMAQ

www.BMAQ.com

Barwicki Investor Relations   *  30 Wall Street, 8 FL * New York, NY 10005

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